Exhibit 21.1


                    GreenMan Technologies, Inc. Subsidiaries

GreenMan Technologies of Minnesota, Inc.

GreenMan Technologies of Georgia, Inc.

GreenMan Technologies of Iowa, Inc.

GreenMan Technologies of Tennessee, Inc.

Technical Tire Recycling, Inc.